UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 9, 2005

IKON Office Solutions, Inc.

(Exact name of registrant as specified in its charter)

OHIO	File No. 1-5964	23-0334400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

70 Valley Stream Parkway, Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 296-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition.

On September 8, 2005, IKON Office Solutions, Inc. (the “Company” or “IKON”) filed a report on Form 8-K and issued a news release announcing its launch of a private offering of $225 million aggregate principal amount of senior notes due 2015 (the “Offering”). In connection with the Offering, the Company will be providing to potential investors certain financial information, including (i) Management’s Discussion and Analysis of Financial Condition and Results of Operations, (ii) Ratio of Earnings to Fixed Charges, and (iii) financial statements and corresponding notes thereto, each of which reflects its Business Document Services unit, which the Company exited earlier this year, as discontinued operations. This information is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure.

In connection with the Offering, the Company will be informing potential investors that (i) from July 1, 2005 through September 9, 2005, the Company repurchased approximately $42 million of its common stock and (ii) since June 30, 2005, the Company has repurchased approximately $83 million of its 5.00% Convertible Subordinated Notes due 2007.

Section 8 – Other Events

Item 8.01. Other Events.

The information set forth under Item 2.02 above is also intended to be disclosed under this Item 8.01 and hereby incorporated by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

The following exhibits shall be deemed to be filed or furnished, depending on the relevant item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K:

23	Consent of PricewaterhouseCoopers LLP
99.1	Certain Financial Information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IKON OFFICE SOLUTIONS, INC.

By:	/s/ KATHLEEN M. BURNS
Kathleen M. Burns
Vice President and Treasurer

Dated: September 9, 2005